Press Release	(p.1/2)
23 May 2008
N° 18 – 2008

For further information, please contact:

Beat Werder	+33 (0)1 46 98 71 39
Chief Communications Officer

Marco Circelli	+33 (0)1 46 98 72 17
Director for Investor Relations

SCOR completes cancellation action of SCOR
Holding (Switzerland) Ltd.’s shares

SCOR announces that following the cancellation of the SCOR Holding (Switzerland) Ltd. (“SHS”) shares that are not owned by SCOR Group, the cancellation compensation will be settled on 6 June 2008. The SHS shares will be delisted from the SWX Swiss Exchange on 30 May 2008 with a last trading day on 29 May 2008.

Legal basis

On 15 May 2008, the Commercial Court of Zurich declared the remaining publicly held shares of SCOR Holding (Switzerland) Ltd at a nominal value of CHF 5 that are not owned by SCOR Group as cancelled, pursuant to Article 33 of the Swiss Federal Act on Stock Exchanges and Securities Trading. The owners of the SHS shares declared cancelled will receive a compensation corresponding to the consideration offered in the framework of the public tender offer initiated by SCOR S.E. on 5 April 2007 and amended on 12 June 2007.

Compensation

For each SHS share a consideration of 0.5 fully paid shares of SCOR with a nominal value of EUR 7.8769723, CHF 5.50 in cash and EUR 0.40 in cash, converted to Swiss francs at the EUR/CHF exchange rate applicable on the day preceding the settlement of the offer (EUR 1 = CHF 1.6427), will be paid. In addition, EUR 0.40 will be paid, corresponding to half of the dividend paid per SCOR share for 2007, converted into Swiss francs at the EUR/CHF exchange rate applicable on the day preceding the settlement of the cancellation compensation. Any fractional amount for half a share of SCOR will be paid out in cash in Swiss francs and correspond to CHF 15.49. The shares of SCOR S.E. have a secondary listing on SWX Swiss Exchange.

Payment

As of 6 June 2008, the respective deposit banks of the SHS shares holders will automatically book out the cancelled SHS shares from the deposit accounts against credit of the above compensation.

Delisting

SCOR SE
1, av. du Général de Gaulle
92074 Paris La Défense Cdx
France
Tél + 33 (0) 1 46 98 70  00
Fax + 33 (0) 1 47 67 04  09
www.scor.com
RCS Nanterre B  562 033 357
Siret 562 033 357 00020
Société Européenne au Capital
de 1 439 335 470,20 Euros

Press Release	(p.2/2)
23 May 2008
N° 18 – 2008

SHS has requested to have its shares delisted from the SWX Swiss Exchange on condition of the cancellation of the remaining publicly-held shares of SHS. In a decision dated 14 November 2007, SWX Swiss Exchange approved this request. The delisting will take place on 30 May 2008. The last trading day of the SHS shares on the SWX Swiss Exchange will be 29 May 2008.

François de Varenne, Chief Operating Officer of SCOR comments: “With the squeeze-out completed and the shares of SHS delisted in Switzerland and in the United States and deregistered with the SEC, SCOR completes its acquisition of Converium less than one year after it opened its public tender offer on 12 June 2007. SHS is now a fully owned subsidiary of the SCOR Group, representing a major milestone in the integration process that is well on track.”

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Forward looking statements
SCOR does not communicate "profit forecasts" in the sense of Article 2 of (EC) Regulation n°809/2004 of the European Commission. Thus, any forward looking statements, contained in this communication, should not be held as corresponding to such profit forecasts. Information in this communication may include "forward-looking statements", including but not limited to statements that are predictions of or indicate future events, trends, plans or objectives, based on certain assumptions and include any statement which does not directly relate to a historical fact or current fact. Forward-looking statements are typically identified by words or phrases such as, without limitation, "anticipate", "assume", "believe", "continue", "estimate", "expect", "foresee", "intend", "may increase" and "may fluctuate" and similar expressions or by future or conditional verbs such as, without limitations, "will", "should", "would" and "could." Undue reliance should not be placed on such statements, because, by their nature, they are subject to known and unknown risks, uncertainties and other factors, which may cause actual results, on the one hand, to differ from any results expressed or implied by the present communication, on the other hand.

Please refer to SCOR’s document de référence filed with the AMF on March 28, 2008 under number D.08-0154 (the “Document de Référence"), for a description of certain important factors, risks and uncertainties that may affect the business of the SCOR Group.

SCOR SE
1, av. du Général de Gaulle
92074 Paris La Défense Cdx
France
Tél + 33 (0) 1 46 98 70  00
Fax + 33 (0) 1 47 67 04  09
www.scor.com
RCS Nanterre B  562 033 357
Siret 562 033 357 00020
Société Européenne au Capital
de 1 439 335 470,20 Euros